PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-255656

1,900,500 Shares of Common Stock

This prospectus relates to the offer and resale from time to time by the selling stockholders identified in this prospectus of up to an aggregate of 1,900,500 shares (the “Shares”) of common stock, par value $0.001 per share of AmpliTech Group, Inc., which are issuable upon exercise of outstanding warrants issued to the selling stockholders (the “Warrants”).

The Warrants were acquired by the Selling Stockholders in a private placement on April 16, 2021 pursuant to a Securities Purchase Agreement dated April 15, 2021. The Company agreed to file a registration statement providing for the resale of the shares of common stock issuable upon the exercise of the Warrants. As of the date of this prospectus, the Warrants have an exercise price of $8.48 per share of common stock and will expire five (5) years after their original issuance, or on April 16, 2026. If the Warrants are exercised, we will receive the proceeds from such exercise. Our registration of the Shares does not mean that the selling stockholders will sell any of the securities offered hereby.

The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will not receive any of the proceeds from the sale of common stock by the selling stockholders. We will pay the expenses of registering these Shares.

There is no established trading market for the Warrants and we do not expect a market to develop. In addition, the Warrants are not listed on any national securities exchange or any other nationally recognized trading system. Our common stock and Public Warrants are listed on the Nasdaq Capital Market and trade under the symbols “AMPG” and “AMPGW” respectively. The last reported sale price of our Common Stock and Public Warrants on the Nasdaq Capital Market on December 19, 2025, was $3.07 per share and $0.16 per Public Warrant, respectively.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings.

Our business and an investment in our common stock involve a high degree of risk. Before making any investment in our common stock, you should read and carefully consider risks described in the “Risk Factors” section on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock offered hereby or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December 30, 2025.

Unless otherwise stated or the context otherwise requires, the terms “AmpliTech” “we,” “us,” “our” and the “Company” refer to AmpliTech Group, Inc., a Nevada corporation, and its consolidated subsidiaries.

You should rely only on the information contained in this prospectus that we may provide to you in connection with this offering. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful or not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities in this offering. Our business, financial condition, results of operations and prospects may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before deciding to invest in our securities. Before you decide to invest in our securities, you should read this entire prospectus carefully, any related free writing prospectus that we have authorized for use in connection with the offering and the documents incorporated by reference herein, including the information under the heading “Risk Factors.”

Overview

AmpliTech Group Inc. (“AMPG,” “AmpliTech” or the “Company”), incorporated in 2010 in the state of Nevada, is the parent company of AmpliTech, Inc., and the Company’s divisions, Specialty Microwave, Spectrum Semiconductor Materials, AmpliTech Group MMIC Design Center (“AGMDC”) and AmpliTech Group True G Speed Services (“AGTGSS”).

AmpliTech, Inc. designs, engineers and assembles micro-wave component-based amplifiers that meet individual customer specifications. Our products consist of Radio Frequency (“RF”) amplifiers and related subsystems, operating at multiple frequencies from 50kHz to 44GHz, including low noise amplifiers (“LNA”), medium power amplifiers, cryogenic amplifiers, and custom assembly designs for the global satellite communications, telecom (5G & IoT), space, defense, and quantum computing markets. We also offer non-recurring engineering services on a project-by-project basis, for a predetermined fixed contractual amount, or on a time plus material basis. We have both domestic and international customers in such industries as aerospace, governmental, defense and commercial satellite.

Specialty Microwave designs and manufactures state-of- the-art precision SATCOM microwave components, RF subsystems and specialized electronic assemblies for the military and commercial markets, flexible and rugged waveguides, wave guide adapters and more.

On December 15, 2021, we acquired substantially all of the assets of Spectrum Semiconductor Materials Inc. (“SSM”), a globally authorized distributor of integrated circuit (IC) packaging and lids for semiconductor device assembly, prototyping, testing, and production requirements founded in 1990 and headquartered in San Jose, CA.

In 2021, the Company opened AGMDC, a monolithic microwave integrated circuits (“MMIC”) chip design center, in Texas and has started to implement several of its proprietary amplifier designs into MMIC components. MMICs are semiconductor chips used in high-frequency communications applications. MMICs are widely desired for power amplification solutions to service emerging technologies, such as phased array antennas and quantum computing. MMICs carry a smaller footprint enabling them to be incorporated into a broader array of systems while reducing costs. AGMDC designs, develops and manufactures state-of-the-art signal processing components for satellite and 5G communications networks, defense, space and other commercial applications, allowing the Company to market its products to wider base of customers requiring high technology in smaller packages.

In August 2022, we formed our AGTGSS division to enable “true G speeds” to the industry. AGTGSS’ main function will be to plan and configure 5G radio systems and make them O-RAN compliant. AGTGSS will implement AmpliTech’s low noise amplifier devices in these systems to promote greater coverage, longer range and faster speeds.

On March 26, 2025, we entered into an asset purchase agreement, Titan Crest, LLC, a Delaware limited liability company (“Titan”), and its affiliate, to purchase certain assets including intellectual property used in developing, manufacturing, marketing and selling products that use radio frequency technology (“5G ORAN radio products).

Our mission is to patent our proprietary IP and trade secrets that were used in small volume niche markets and expand our capabilities through strategic partnerships, joint ventures, mergers/acquisitions with key industry leaders in the 5G/6G, quantum computing, and cybersecurity markets. We believe this will enable us to scale up our products and revenue by developing full systems and subsystems with our unique technology as a core component, which we expect will position us as a global leader in these rapidly emerging technology sectors and addresses large volume markets as well, such as cellphone handsets, laptops, server networks, and many other applications that improve everyday quality of life.

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The Company’s research and development initiative to expand its product line of low noise amplifiers to include its new 5G and wireless infrastructure products, cryogenic amplifiers and MMIC designs is progressing significantly. Our combined engineering and manufacturing resources are expected to complement the development of new subsystems for satellite, wireless, and 5G infrastructures, as well as advanced military and commercial markets.

Our Corporate History and Structure

AmpliTech Group Inc. was incorporated under the laws of the State of Nevada on December 30, 2010. On August 13, 2012, the Company acquired AmpliTech Inc., by issuing 833,750 shares of the Company’s common stock to the shareholders of AmpliTech Inc. in exchange for 100% of the outstanding shares of AmpliTech Inc. (the “Share Exchange”). After the Share Exchange, the selling shareholders owned 60,000 shares of the outstanding 893,750 shares of Company common stock, resulting in a change in control. Accordingly, the transaction was accounted for as a reverse acquisition in which AmpliTech, Inc. was deemed to be the accounting acquirer, and the operations of the Company were consolidated for accounting purposes.

AmpliTech designs, engineers and assembles microwave component based low noise amplifiers (“LNA”) that meet individual customer specifications. Application of the Company’s proprietary technology results in maximum frequency gain with minimal background noise distortion as required by each customer. The Company has both domestic and international customers in such industries as aerospace, governmental, defense and commercial satellite.

On September 12, 2019, AmpliTech Group Inc. acquired substantially all of the assets of Specialty Microwave Corporation, a privately held company based in Ronkonkoma, NY. The purchase included all inventory, orders, customers, property and equipment, and goodwill. Following the closing of the asset purchase, we hired all eight team members of SMW. In connection with the acquisition, the Company began using the trade name “Specialty Microwave”. Specialty designs and manufactures passive microwave components and related subsystems that meet individual customer specifications for both domestic and international customers for use in satellite communication ground networks.

On February 17, 2021, AmpliTech Group Inc.’s common stock and Public Warrants commenced trading on NASDAQ under the symbols “AMPG” and “AMPGW,” respectively. A reverse split of the outstanding common stock at a 1-for-20 ratio became effective February 17, 2021, as of 12:01 a.m., Eastern Time. All share amounts have been retroactively re-stated to reflect the reverse split.

On November 19, 2021, AmpliTech Group, Inc. entered into an Asset Purchase Agreement with SSM, pursuant to which AmpliTech would acquire substantially all of the assets of SSM. SSM, located in Silicon Valley (San Jose, CA), was a global authorized distributor of IC packaging and lids for semiconductor device assembly, prototyping, testing, and production requirements. The acquisition was completed on December 15, 2021.

In 2021, the Company opened a MMIC chip design center in Texas and has started to implement several of its proprietary amplifier designs into MMIC components. MMICs are semiconductor chips used in high-frequency communications applications. MMICs are widely desired for power amplification solutions to service emerging technologies, such as phased array antennas and quantum computing. MMICs carry a smaller footprint enabling them to be incorporated into a broader array of systems while reducing costs. AGMDC designs, develops and manufactures state-of-the-art signal processing components for satellite and 5G communications networks, defense, space and other commercial applications, allowing the Company to market its products to a wider base of customers requiring high technology in smaller packages.

In August 2022, our AGTGSS division was founded to serve and provide complete system integration and ORAN compliant O-RU’s (Radio Units) for telcos, enabling the industry to access ‘True 5G Speeds’. AGTGSS provides Managed Services, Cyber Security, Cloud Services, Data Sciences and Telco Cloud Services. AGTGSS will also be providing full installation of Private 5G Networks (P5G) which includes the deployment of AmpliTech Group developed radio units. AGTGSS will implement AmpliTech’s low noise amplifier devices in these systems to promote greater coverage, longer range and faster speeds.

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On March 26, 2025, we entered into an asset purchase agreement, as amended by that certain amendment dated April 15, 2025, with Titan, and its affiliate (as amended, the “Titan APA”) to purchase certain assets including intellectual property used in developing, manufacturing, marketing and selling products that use radio frequency technology (“5G ORAN radio products). The aggregate purchase price for the assets is $8,000,000, which consists of $4,000,000 in cash and $4,000,000 in restricted shares of common stock of which the first $3,500,000 in cash was paid and $1,500,000 in restricted common stock was issued on April 24, 2025. The remaining $500,000 in cash to be paid and $2,500,000 in shares of restricted common stock will be issued to Titan upon the transfer of the 5G ORAN radio products’ technology and intellectual property rights by Titan to the Company. The second milestone is expected to be achieved towards the end of the year 2025.

Recent Developments

Amendment to Amended and Restated 2020 Equity Incentive Plan

On October 1, 2025, the Company’s Board unanimously approved, an Amendment to the Amended and Restated 2020 Equity Incentive Plan (“Amended and Restated Plan”) to increase the number of shares subject to the Amended and Restated Plan by an additional 2,800,000. On December 10, 2025 at the 2025 Annual Meeting of Stockholders, such Amendment was approved by the stockholders. As of December 19, 2025, the total number of awards subject to the Amended and Restated Plan and available for issuance is 3,473,392.

On October 30, 2025, the Company entered into a dealer manager agreement with Moody Capital Solutions, Inc. (the “Dealer-Manager”) in connection with a rights offering (the “Rights Offering”) pursuant to which the Company will distribute to the holders of record of its common stock, $0.001 par value (“Common Stock”) and certain eligible warrantholders who have contractual rights to participate in the Rights Offering, at no charge, two transferable unit subscription rights (the “Unit Subscription Rights”) for each share of the Company’s Common Stock beneficially owned or subject to eligible warrants as of November 10, 2025. Each Unit Subscription Right entitles the registered holder to purchase a Unit at $4.00 with each Unit consisting of one share of Common Stock, one Series A Right to purchase one share of Common Stock at an exercise price of $5.00 (the “Series A Right”) and one Series B Right to purchase one share of Common Stock at an exercise price of $6.00 (the Series B Right, and together with the Series A Right, the “Series Rights”), subject to the maximum Unit issuance limitation of 8,000,000 in the aggregate and potential pro-rata adjustments. Record Holders who fully exercise their Unit Subscription Rights will be entitled to subscribe, subject to certain limitations and subject to potential pro-rata adjustment, for additional Units covered by any unexercised Unit Subscription Rights. Each Unit will consist of one share of Common Stock, one series A right to purchase one share of Common Stock for $5.00 (a “Series A Right”) and one series B right to purchase one share of Common Stock for $6.00 (a “Series B Right” and, collectively with the Series A Right, the “Series Rights”). The Common Stock and the Series Rights comprising the Units may only be purchased as a Unit but will be issued separately. The initial expiration date to exercise the unit subscription right was extended from December 10, 2025 to January 9, 2026. The Series A Rights and Series B Rights may be exercised commencing on their date of issuance and continuing until their expiration dates, respectively, July 18, 2026 and November 20, 2026.

Rights Offering

We have agreed to pay the Dealer-Manager a cash fee equal to 7.0% of the proceeds of the Rights Offering from the exercise of the Unit Subscription Rights and the Series Rights; provided however, if the aggregate subscription proceeds equal more than $10 million but less than $20 million, we have agreed to pay the Dealer-Manager a cash fee equal to 6.0%; provided further, if the aggregate subscription proceeds equal less than $10 million, we have agreed to pay the Dealer-Manager a cash fee equal to 5.0%. We also paid the Dealer-Manager an out-of-pocket accountable expense allowance of $35,000.

In connection with the Rights Offering, the Company entered into a Subscription Agent and Rights Agent Agreement, dated October 30, 2025, with VStock Transfer, LLC to provide subscription agent services for the Unit Subscription Rights and Series Rights with respect to the Rights Offering.

Independent Director Stock Issuance

On December 12, 2025, pursuant to the director agreement entered into with each of our independent directors in January 2025, our Board granted 15,000 shares of our common stock to each of our independent director as compensation for their services.

Background on Warrants

On April 15, 2021, we entered into a securities purchase agreement (“Purchase Agreement”) with certain institutional investors for the sale of an aggregate of 2,715,000 shares of common stock at a purchase price of $8.48 per share in a registered direct offering.

In a concurrent private placement, the Company sold to the investors, warrants to purchase an aggregate of 1,900,500 shares of common stock at an exercise price of $8.48 per share with a five year term. The exercise price of the Warrants and the number of shares of the common stock issuable upon the exercise of the Warrants are subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Warrants. The Warrants are exercisable on a “cashless” basis in certain circumstances. The Company agreed to file a registration statement providing for the resale of the shares of common stock issuable upon the exercise of the Warrants. Upon effectiveness of such registration statement, the Warrants will not exercisable on cashless basis. The closing of the sale of the shares of common stock in the registered direct offering, and the sale of the Warrants in the concurrent private placement, occurred on April 16, 2021.

About this Offering

This prospectus relates to the offer and resale of up to 1,900,500 shares of common stock from time to time by the selling stockholders, which shares are issuable upon exercise of the Warrants issued in a private placement pursuant to the Purchase Agreement.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” meaning that the market value of our common stock held by non-affiliates is less than $250.0 million measured on the last business day of our most recent second fiscal quarter or our annual revenue is less than $100.0 million during the most recent completed fiscal year and the market value of our common stock held by non-affiliates is less than $700.0 million measured on the last business day of our most recent second fiscal quarter. Accordingly, we may provide less public disclosure than larger public companies, including the inclusion of only two years of audited financial statements and only two years of management discussion and analysis of financial condition and results of operations disclosure. As a result, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.

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THE OFFERING

Common stock outstanding	20,683,095 shares (1)

Shares of Common Stock that may be offered and sold from time to time by the selling stockholders named herein	Up to 1,900,500 shares of common stock issuable upon the exercise of outstanding Warrants.

Description of Warrants	The Warrants have an exercise price of $8.48 per share and expire April 16, 2026

Use of proceeds

We will not receive any of the proceeds from the sale of the Resale Shares by the selling stockholders.

The gross proceeds if all the holders of the Warrants, as of the date of this prospectus, exercise their Warrants for cash will be approximately $16.1 million; however, we are unable to predict the timing or amount of potential Warrant exercises. Accordingly, all such proceeds will be used for working capital and other general corporate purposes. There is no assurance that any of the Warrants may be exercised at all.

Nasdaq symbols

There is no established trading market for the Warrants and we do not expect a market to develop. In addition, the Warrants are not listed on any national securities exchange or any other nationally recognized trading system.

Our common stock and the Public Warrants are listed on the Nasdaq Capital Market under the symbols “AMPG” and “AMPGW,” respectively.

Risk factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section in the Form 10-K and subsequently filed Quarterly Reports on Form 10-Q incorporated herein by reference before deciding whether or not to invest in common stock.

(1)	As of December 19, 2025, we had 20,683,095 shares of common stock outstanding. This number excludes the following:

●	1,263,125 shares of common stock issuable upon exercise of stock options granted under the Amended and Restated 2020 Equity Plan (“Equity Plan”), which are outstanding as of December 19, 2025 and subject to vesting and of which have a weighted-average exercise price of $2.30;

●	3,473,392 shares of common stock reserved for future issuance under the Equity Plan;

●	3,296,942 shares of common stock issuable upon the exercise of the warrants outstanding (which includes the Warrants) as of December 19, 2025, at a weighted average exercise price of $7.83 per share; and

●	shares of common stock that may be issued in connection with the Rights Offering.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks set forth under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this prospectus, and in the other reports that we file with the SEC and incorporate by reference into this prospectus, before deciding to invest in our common stock. The risks and uncertainties we have described are not the only ones we face.

If any of the events described in these risk factors actually occurs, or if additional risks and uncertainties that are not presently known to us or that we currently deem immaterial later materialize, then our business, prospects, results of operations and financial condition could be materially adversely affected. In that event, the trading price of our securities could decline, and you may lose all or part of your investment in our securities. The risks discussed include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information set forth in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “would,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate” “strategy,” “future,” “likely” or other comparable terms and references to future periods. All statements other than statements of historical facts included in this prospectus regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding: possible or assumed future results of our operations, including statements about potential acquisition or merger targets; business strategies; future cash flows; financing plans; plans and objectives of management; any other statements regarding future acquisitions, future cash needs, future operations, business plans and future financial results, and any other statements that are not historical facts..

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Any forward-looking statement made by us in this prospectus is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral that may be made from time to time, whether as a result of new information, future developments or otherwise, except as may be required under applicable law. We anticipate that subsequent events and developments will cause our views to change. You should read this prospectus and the documents filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

This prospectus relates to offer and resale of the Shares from time to time by the selling stockholders. We will not receive any of the proceeds resulting from the sale of common stock by the selling stockholders. However, we will receive gross proceeds of up to $16.1 million from the cash exercise of the warrants by the selling stockholders, if any. We currently intend to use the net proceeds from the sale of our securities offered under this prospectus for working capital and general corporate purposes. Pending any specific application, we may initially invest funds in short-term marketable. There is no assurance that any of the Warrants will ever be exercised.

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DESCRIPTION OF SECURITIES

This description is intended as a summary, and is qualified in its entirety by reference to our amended and restated articles of incorporation, as amended (the “Articles of Incorporation”) and amended and restated by-laws (“Bylaws”), which are incorporated by reference to the registration statement of which this prospectus forms a part. You should also refer to our Articles of Incorporation and Bylaws, which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of blank check preferred stock, $0.001 par value per share. As of December 19, 2025, there were 20,683,095 shares of common stock and no shares of preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. The holders of common stock have no preferences or rights of cumulative voting, conversion, or pre-emptive or other subscription rights. There is no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding up of our affairs, holders of common stock will be entitled to share ratably in any of our assets remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Exchange Listing

Our common stock and Public Warrants are listed on Nasdaq under the symbol “AMPG” and “AMPGW,” respectively.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer LLC.

Preferred Stock

The Board generally will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock, in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers (or special, preferential or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions as is determined by the Board, which may include, among others, the right to provide that the shares of each such series may be: (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Company; (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock of the Company at such price or prices or at such rates of exchange and with such adjustments, if any; or (v) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of preferred stock.

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Our stockholders have granted the Board authority to issue the preferred stock and to determine the rights and preferences of the preferred stock in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of common stock will be subordinate to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock, and could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of our outstanding voting stock.

Anti-Takeover Effects of Some Provisions of Nevada Law

The following provisions of the Nevada Revised Statutes (“NRS”) could, if applicable, have the effect of discouraging takeovers of our Company.

Transactions with Interested Stockholders. The NRS prohibits a publicly traded Nevada company from engaging in any business combination with an interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless, prior to that date, the Board of Directors of the corporation approved either the business combination itself or the transaction that resulted in the stockholder becoming an interested stockholder.

An “interested stockholder” is defined as any entity or person beneficially owning, directly or indirectly, 10% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, controlling, or controlled by any of these entities or persons. The definition of “business combination” is sufficiently broad to cover virtually any type of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise benefit its own interests rather than the interests of the corporation and its stockholders.

In addition, business combinations that are not approved and therefore take place after the three year waiting period may also be prohibited unless approved by the board of directors and stockholders or the price to be paid by the interested stockholder is equal to the highest of (i) the highest price per share paid by the interested stockholder within the 3 years immediately preceding the date of the announcement of the business combination or in the transaction in which he or she became an interested stockholder, whichever is higher; (ii) the market value per common share on the date of announcement of the business combination or the date the interested stockholder acquired the shares, whichever is higher; or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Acquisition of a Controlling Interest. The NRS contains provisions governing the acquisition of a “controlling interest” and provides generally that any person that acquires 20% or more of the outstanding voting shares of an “issuing corporation,” defined as Nevada corporation that has 200 or more stockholders at least 100 of whom are Nevada residents (as set forth in the corporation’s stock ledger); and does business in Nevada directly or through an affiliated corporation, may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholder of the corporation elects to restore such voting rights in whole or in part.

The statute focuses on the acquisition of a “controlling interest” defined as the ownership of outstanding shares sufficient, but for the control share law, to enable the acquiring person, directly or indirectly and individually or in association with others, to exercise (i) one-fifth or more, but less than one-third; (ii) one-third or more, but less than a majority; or (iii) a majority or more of the voting power of the corporation in the election of directors.

The question of whether or not to confer voting rights may only be considered once by the stockholders and once a decision is made, it cannot be revisited. In addition, unless a corporation’s articles of incorporation or bylaws provide otherwise (i) acquired voting securities are redeemable in whole or in part by the issuing corporation at the average price paid for the securities within 30 days if the acquiring person has not given a timely information statement to the issuing corporation or if the stockholders vote not to grant voting rights to the acquiring person’s securities; and (ii) if voting rights are granted to the acquiring person, then any stockholder who voted against the grant of voting rights may demand purchase from the issuing corporation, at fair value, of all or any portion of their securities.

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The provisions of this section do not apply to acquisitions made pursuant to the laws of descent and distribution, the enforcement of a judgment, or the satisfaction of a security interest, or acquisitions made in connection with certain mergers or reorganizations.

Warrants

The following summary of certain terms and provisions of the Warrants exercisable for the common stock offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of Warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Exercisability. The Warrants are exercisable at any time after their original issuance and at any time up to April 16, 2026. The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Company, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the common stock issuable upon exercise of the Warrants, the holders of the Warrants shall have the right to exercise the Warrants solely via a cashless exercise feature provided for in the Warrants, until such time as there is an effective registration statement and current prospectus.

Exercise Limitation. A holder may not exercise any portion of a Warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding common stock after exercise, as such percentage ownership is determined in accordance with the terms of the Warrant, except that upon prior notice from the holder to us, the holder may waive such limitation up to a percentage not in excess of 9.99%.

Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the Warrants is $8.48 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Fractional Shares. No fractional shares of common stock will be issued upon exercise of the Warrants. If, upon exercise of the Warrant, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price. If multiple Warrants are exercised by the holder at the same time, we shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability. The Warrants are subject to certain transfer restriction. Warrants may only be transferred pursuant to the terms of the Warrant.

Exchange Listing. There is no established trading market for the Warrants and we do not expect a market to develop. In addition, the Warrants are not listed on any national securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Warrants will be entitled to receive the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. The Warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Governing Law. The Warrants are governed by New York law.

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SELLING STOCKHOLDERS

This prospectus relates to the offering by the selling stockholders of up to 1,900,500 shares of common stock by the selling stockholders from time to time, which are issuable upon exercise of outstanding warrants.

The following table sets forth, based on the initial information provided to us on April 16, 2021, by the selling stockholders or known to us, the name of each selling stockholder, the number of shares offered by each selling stockholder, the number of shares of our common stock beneficially owned by the selling stockholder before this offering, and the number and percentage of shares of our common stock beneficially owned by the selling stockholder after the offering. The number of shares owned are those beneficially owned, as determined under the rules of the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. To our knowledge, except as set forth below, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer. None of the selling stockholders has had any position, office or other material relationship, within the past three years, with us or with any of our predecessors or affiliates. The information provided below may have subsequently changed since it represents information provide to us on or around April 16, 2021.

We have assumed all shares of common stock reflected on the table will be sold from time to time in the offering covered by this prospectus. Because the selling stockholders may offer all or any portions of the shares of common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock covered by this prospectus that will be held by the selling stockholders upon the termination of the offering.

Selling Stockholder	Number of Shares Beneficially Owned Before Offering		Number of Shares Offered (1)	Number of Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Offering (2)
3i LP (3)	163,568		63,000	100,568	*
Alto Opportunity Master Fund, SPC—Segregated Master Portfolio B(4)	140,000		140,000	-	-
Armistice Capital Master Fund Ltd.(5)	420,000		420,000	-	-
Bakay Capital Fund, LP(7)	106,769		38,500	68,269	*
Bigger Capital Fund, LP(8)	148,750		61,250	87,500	*
BPY Limited(9)	38,529		25,200	13,329	*
Connective Capital Emerging Energy QP, LP(10)	59,282		24,410	34,872	*
Connective Capital I QP, LP (10)	25,718		10,590	15,128	*
CVI Investments, Inc.(11)	104,814		52,500	52,314	*
District 2 Capital Fund LP(8)	148,750		61,250	87,500	*
Empery Asset Master, LTD(12)	179,631		103,502	76,129	*
Empery Tax Efficient, LP (13)	49,813		29,708	20,105	*
Empery Tax Efficient III, LP(14)	70,556		41,790	28,766	*
Hudson Bay Master Fund Ltd.(15)	87,500		87,500	-	-
Intracoastal Capital, LLC(16)	521,567		297,500	224,067	*
L1 Capital Global Opportunities Master Fund(17)	70,000		70,000	-	-
Lind Global Macro Fund, LP(18)	70,700		63,000	7,700	*
Nomis Bay Ltd(9)	57,794		37,800	19,994	*
S.H.N. Financial Investments LTD(19)	63,000		63,000	-	-
Sabby Volatility Warrant Master Fund, Ltd.(20)	166,415	(6)	210,000	476,149	2.1%

* Less than 1%.

(1) Represents shares issuable upon exercise of outstanding warrants. See “Prospectus Summary.”

(2) Based on 20,683,095 shares of common stock outstanding as of December 19, 2025, as adjusted to reflect assumption that all shares offered hereby will be sold and thus assuming the 1,900,500 warrants such shares are underlying will be exercised. Such percentages are thus based on an assumption that there will be 22,583,595 shares outstanding after the offering.

(3) Maier J. Tarlow is the control person of the selling stockholder.

(4) Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B, (“Alto Opportunity Master Fund B”), has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund B. Waqas Khatri is the managing member of Ayrton Capital LLC and in his capacity as director of Alto Opportunity Master Fund B, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund B. Mr. Khatri disclaims any beneficial ownership of these shares.

(5) Steven Boyd is the control person of the selling stockholder.

(6) Excludes shares underlying warrants, which are not exercisable to the extent such exercise would result in the holder beneficially owning more than 4.99% of our outstanding common stock as of April 16, 2021.

(7) Berke Bakay is the control person of the selling stockholder.

(8) Michael Bigger is the control person of the selling stockholder.

(9) Peter Poole is the control person of the selling stockholder.

(10) Robert Romero is the control person of the selling stockholder.

(11) Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc (“CVI”), has discretionary authority to vote and dipose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc.is affiliated with one or more FINRA member. The selling stockholder purchased the securities of the Company owned by it in the ordinary course of business, and at the time of the purchase of such securities to be resold, the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

(12) Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(13) Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(14) Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(15) Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(16) Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of the securities reported herein that are held by Intracoastal.

(17) David Feldman is the control person of the selling stockholder.

(18) Jeff Easton is the control person of the selling stockholder.

(19) Hadar Shamir and Nir Shamir are the control persons of the selling stockholder.

(20) Hal Mintz is the control person of the selling stockholder.

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PLAN OF DISTRIBUTION

This prospectus includes the resale by the selling stockholders of 1,900,500 shares of common stock offered by the selling stockholders, which are issuable upon the exercise of outstanding warrants.

Each selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

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The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Lewis Brisbois Bisgaard & Smith LLP, San Francisco, California.

EXPERTS

Our financial statements as of December 31, 2024 and December 31, 2023 have been included in the report of Sadler, Gibb & Associates, LLC, an independent registered public accounting firm, as stated in its report incorporated by reference herein, and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act to register the common stock offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the common stock being offered pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement.

We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website at http://www.sec.gov. These documents may also be accessed on our website at www.amplitech.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that they have gathered their information from sources they believe to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement. We incorporate by reference in this prospectus the following information (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 31, 2025;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 filed with the SEC on May 15, 2025, for the quarterly period ended June 30, 2025 filed with the SEC on August 14, 2025, and for the quarterly period ended September 30, 2025 filed with the SEC on November 14, 2025;

●	our Current Reports on Form 8-K filed with the SEC on January 21, 2025, March 24, 2025, March 31, 2025, April 30, 2025; July 22, 2025, October 30, 2025; November 12, 2025, December 11, 2025, and December 15, 2025;

●	our definitive proxy statement on Schedule 14A, filed with the SEC on October 15, 2025, and supplemented on November 3, 2025; and

●	our Form 8-A12B, filed with the SEC on February 16, 2021; and

●	the description of the securities of the Company contained in Exhibit 4.4 of our Annual Report on Form 10-K for the year ended December 31, 2024 (filed with the SEC on March 31, 2025).

All reports and other documents that we subsequently file with the SEC (excluding any portions of such documents that have been “furnished to” but not “filed with” the SEC) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of our common stock pursuant to this prospectus and (2) the date we stop offering our common stock pursuant to this prospectus, will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of filing of such reports and documents. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such Current Reports. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus

We will provide to each person, including any beneficial owner, to whom a prospectus (or a notice of registration in lieu thereof) is delivered a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus) at no cost, upon a request to us by writing or telephoning us at the following address and telephone number:

AmpliTech Group, Inc.

155 Plant Avenue, Hauppauge, NY 11788

(631) 521-7831

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